Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
by and among
TRAVELZOO (EUROPE) LIMITED,
and
TRAVELZOO (ASIA PACIFIC) INC.
Dated August 20, 2015

7.8	Governing Law	32

7.9	Arbitration	32

7.10	Disclosure Generally	32

7.11	No Third Party Beneficiaries or Other Rights	32

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT is entered into as of this 20th day of August, 2015, by and between TRAVELZOO (EUROPE) LIMITED, a corporation organized under the Laws of the United Kingdom (“Buyer”) and TRAVELZOO (ASIA PACIFIC) INC., a Cayman Islands corporation (“Seller”). Buyer and Seller each referred to as a “Party” and collectively as the “Parties”. Capitalized terms are defined in Article I.
RECITALS
A.Seller is the owner of one hundred percent (100%) of the issued and outstanding Capital Securities of Travelzoo (Asia) Limited, a Hong Kong company (“Travelzoo Asia”) and Travelzoo Japan K.K., a Japanese kabushiki kaisha (“Travelzoo Japan” and together with Travelzoo Asia, the “Companies” and each a “Company”);
B.The Buyer desires to purchase one hundred percent (100%) of the Capital Securities of the Companies held by Seller (the “Purchased Securities”), on the terms and conditions set forth herein; and
C.Seller desires to sell the Purchased Securities to Buyer, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS
1.1     Definitions. Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this Article I:
“Accounting Firm” shall have the meaning set forth in Section 2.5(c).
“Affiliate” means, with respect to any Person, any Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits hereto, as attached hereto at the time of signing and as subsequently updated or amended in accordance with the terms hereof.
“Audited Financials” has the meaning set forth in Section 5.5.
“Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the State of New York, United States of America.
“Buyer” has the meaning set forth in the preamble.
“Buyer Parties” has the meaning set forth in Section 6.1.
“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, including common shares or preferred shares in a corporation, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.
“Client Information” has the meaning set forth in Section 5.3(a).
“Closing” has the meaning set forth in Section 2.3.
“Closing Balance Sheet” has the meaning set forth in Section 2.5(a).
“Closing Date” has the meaning set forth in Section 2.3.
“Closing Date Net Working Capital” has the meaning set forth in Section 2.5(a).

“Closing Date Payment” has the meaning set forth in Section 2.2(b).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” and “Companies” have the meanings set forth in the recitals.
“Company Licensed IP Rights” has the meaning set forth in Section 3.13(a).
“Company Owned IP Rights” has the meaning set forth in Section 3.13(a).
“Company Plan” has the meaning set forth in Section 3.14(a).
“Constituent Documents” means, relative to a Person that is not a natural person, its certificate of incorporation, bylaws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such entity’s capital securities; in each of the foregoing cases, to which such Person is a party or bound.
“Contract” means any contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument.
“Contractors” has the meaning set forth in Section 3.12(b).
“Deferred Payment” has the meaning set forth in Section 2.2(a)(ii).
“Disclosure Schedule(s)” means the disclosure schedules delivered by Seller to Buyer on the date hereof and the schedules delivered by Buyer to Seller on the date hereof, as applicable.
“Disputed Items and Amounts” has the meaning set forth in Section 2.5(b).
“Effective Time” means the effective time of the Closing, which shall be deemed to be as of 11:59 p.m. New York time on the Closing Date.
“Employee” has the meaning set forth in Section 3.12(a).
“Encumbrances” means mortgages, liens, charges, claims, security interests, easements or other encumbrances.
“Escrow Agreement” has the meaning set forth in Section 6.8.
“Example Statement of Net Working Capital” means the statement of the aggregate value of certain of the current assets of the Companies less the aggregate value of certain of the current liabilities of the Companies, in each case, determined on a consolidated basis without duplication as of the close of business on March 31, 2015 determined in accordance with the methodology set forth on Exhibit A annexed hereto.
“Final Net Working Capital” has the meaning set forth in Section 2.5(d).

“Financial Statements” has the meaning set forth in Section 5.5.
“Fundamental Representations” has the meaning set forth in Section 6.5.
“GAAP” means generally accepted accounting principles in the United States.
“Historic Quarterly Financials” has the meaning set forth in Section 5.5.
“Indemnifying Party” has the meaning set forth in Section 6.3.
“Indemnity Basket” has the meaning set forth in Section 6.6(a).
“Indemnity Cap” has the meaning set forth in Section 6.6(c).
“Injured Party” has the meaning set forth in Section 6.3.
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means patents, inventions, designs, models, know-how, trade secrets, trademarks, trade dress, service marks, copyrights, business names, source codes, domain names and other material business identifiers, registrations and applications and all renewals of the foregoing and rights to apply for any of the foregoing, and all the goodwill associated therewith, and rights to sue or take any other action with respect to any past or future infringement, misappropriation, dilution or other violation of any rights with respect to the foregoing. This term does not include non-proprietary information, know-how or processes otherwise available to the industry or public, or rights obtained pursuant to licenses associated with software and other intellectual property generally made available for purchase or use by industry or the public.
“IRS” means the United States Internal Revenue Service.
“JAMS” has the meaning set forth in Section 7.9.
“Latest Balance Sheet” has the meaning set forth in Section 5.5.
“Law” or “Laws” means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-governmental authority located anywhere in the world, and includes, but is not limited to, United States federal and state securities laws and the rules and regulations of any regulatory or self-regulatory authority compliance with which is required by law, in effect on the date hereof.
“Loss” or “Losses” means each and all of the following items to the extent actually paid or incurred: losses, liabilities, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel).

“Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Companies taken as a whole.
“Material Contracts” has the meaning set forth in Section 3.9(a).
“Net Working Capital” means the aggregate value of the current assets of the Companies less the aggregate value of the current liabilities of the Companies, in each case, determined on a consolidated basis without duplication as of the Effective Time and calculated in accordance with the accounting judgments, estimates, methodologies, practices, policies and procedures applied in preparing the Example Statement of Net Working Capital (including by (i) including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital and (ii) establishing levels of reserves in the same manner as such reserves were established in preparing the Example Statement of Net Working Capital).
“Notice of Claim” has the meaning set forth in Section 6.3.
“Notice of Dispute” has the meaning set forth in Section 2.5(b).
“Ordinary Course” means the ordinary course of commercial operations customarily engaged in by the Company and its Subsidiaries, consistent with past or current practice.
“Party” has the meaning set forth in the preamble.
“Payment Option” has the meaning set forth in Section 6.7.
“Person” means an individual, general or limited partnership, corporation (including any nonprofit corporation), business trust, limited liability company, limited liability partnership, joint stock company, estate, trust, association, organization, unincorporated association, joint venture or other entity.
“Personal Information” has the meaning set forth in Section 3.13(f).
“Permitted Encumbrances” means, collectively, (a) Encumbrances that are disclosed in the Disclosure Schedules, (b) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of Law which are not material to the Company taken as a whole, (d) rights or liens of any lessors with respect to any of the leased real property or leased personal property and (e) in the case of real property, and only to the extent such items do not materially and adversely impact the operation of such real property in the Ordinary Course, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey or inspection of the property would reveal, and the provisions of any Law.
“Post-Closing Periods” means all taxable periods of the Company commencing after the Effective Time and the portion of any Straddle Period ending after the Effective Time.
“Pre-Closing Periods” means all taxable periods of the Company ending on or before the Effective Time and the portion of any Straddle Period commencing prior to the Effective Time.
“Primary Unaudited Financials” has the meaning set forth in Section 5.5.
“Privacy Policy” has the meaning set forth in Section 3.13(f).
“Promissory Note” means that certain secured promissory note, dated as of the Closing Date, made by Buyer in favor of Seller, in the form attached as Exhibit B hereto.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchased Securities” has the meaning set forth in the preamble.
“Records” has the meaning set forth in Section 5.1.
“Representatives” means directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.
“Restricted Business” means any Person engaged in the business of advertising, selling or otherwise publishing travel and/or entertainment offers from various third party providers by means of the internet, email newsletter and alert services and similar media.
“Restricted Period” has the meaning set forth in Section 5.7(a).
“Review Period” has the meaning set forth in Section 2.5(b).
“Right of Offset” has the meaning set forth in Section 6.8.
“Rights” means, with respect to any Person, (a) securities, options, warrants, puts, calls, agreements (by conversion, exchange, exercise or otherwise), obligations, conversion or exchange rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, commitments, agreements, arrangements or undertakings (i) obligating such Person or any of its Affiliates to issue, deliver, redeem, purchase or sell or otherwise transfer, or cause to be issued, delivered, redeemed, purchased or sold or otherwise transferred, any Capital Securities, of such Person or any of its Affiliates or any securities or obligations convertible or exchangeable into or exercisable for, any Capital Securities, (ii) giving any Person a right to subscribe for or acquire any Capital Securities, or (iii) obligating such Person or any of its Affiliates to issue, grant, adopt or enter into any such right; or (b) stock appreciation, phantom stock, profit participation or similar rights with respect to the Capital Securities, of such Person.
“SEC” has the meaning set forth in Section 3.7(b).
“Seller” has the meaning set forth in the preamble.
“Seller’s knowledge” means the actual knowledge of each of the individuals set forth in Section 1.1 of the Disclosure Schedules and the knowledge such individual would reasonably be expected to obtain in the course of diligently performing his duties for the Companies.
“Seller Parties” has the meaning set forth in Section 6.2.
“Shares” has the meaning set forth in Section 3.5(a).
“Straddle Period” means any taxable period of Seller that begins before and ends after the Effective Time.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. For the avoidance of doubt, each of Shanghai Travelzoo International Service Co. Ltd., Travelzoo (Shanghai) Media Co. Ltd., and Beijing Travelzoo Travel Information Technology Limited shall be deemed to be Subsidiaries of the Companies for all purposes in this Agreement.
“Target Net Working Capital” means Negative Five Million Nine Hundred Fifty Eight Thousand Two Hundred Forty Seven dollars (-$5,958,247).
“Tax” or “Taxes” means all material taxes, charges, fees, levies, or other like governmental assessments including, without limitation, all material federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, tariff, customs, duties, ad valorem, value-added and excise taxes, and any other governmental charges of the same or similar nature; and all penalties, additions to tax and interest relating to any such taxes, premiums or charges. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax”.
“Tax Returns” means all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.
“Terminated Contracts” has the meaning set forth in Section 5.6.
“Territory” means all countries located in those time zones that are more than five (5) hours ahead of Greenwich Mean Time, based on Standard time, including, without limitation, India and Pakistan, but excluding Russia.
“Transactions” means the transactions contemplated by this Agreement.
“Travelzoo” means Travelzoo Inc., a Delaware corporation.
“Travelzoo Asia” has the meaning set forth in the recitals.
“Travelzoo Asia Shares” has the meaning set forth in Section 3.5(a).
“Travelzoo Japan” has the meaning set forth in the recitals.
“Travelzoo Japan Shares” has the meaning set forth in Section 3.5(a).
“Unaudited Annual Balance Sheets” has the meaning set forth in Section 5.5.
“Unaudited Financials” has the meaning set forth in Section 5.5.
“Unaudited Income Statement” has the meaning set forth in Section 5.5.
ARTICLE II
PURCHASE AND SALE
2.1     Sale of the Purchased Securities. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller on the Closing Date, the Purchased Securities, free and clear of any and all Encumbrances as of the Closing Date. All certificates representing the Purchased Securities shall be duly endorsed to Buyer by Seller, with all necessary transfer tax and other revenue stamps affixed and cancelled.
2.2 Purchase Price.

(a)    Components of the Purchase Price. As full and total consideration for the purchase by Buyer of the Purchased Securities from Seller, the aggregate purchase price (the “Purchase Price”) shall be the sum of:
(i)    the Closing Date Payment (as the same may be adjusted pursuant to Section 2.5); and
(ii)    Five Million Six Hundred Fifty Seven Thousand Seven Hundred Fifty dollars ($5,657,750), payable in accordance with terms of the Promissory Note (the “Deferred Payment”), subject to Buyer’s Right of Offset.
(b)    Payment of the Purchase Price. At the Closing, Buyer shall pay to Seller an amount equal to the sum of Sixteen Million Nine Hundred Seventy Three Thousand Two Hundred Fifty Dollars ($16,973,250) (the “Closing Date Payment”), by wire transfer in readily available funds as set forth in Section 2.2(b) to Seller pursuant to the wire transfer instructions set forth in Section 2.2(b) of the Disclosure Schedules, or such other account or accounts as Seller may direct by written notice to Buyer given pursuant to this Agreement.
2.3 Closing. The closing of the Transactions (the ”Closing”) shall take place concurrently with the execution and delivery of this Agreement (the date of this Agreement being referred to herein as the “Closing Date”).
2.4 Closing Deliverables.
(a)     Seller Deliveries to Buyer. At Closing, Seller shall deliver or cause to be delivered to Buyer:
(i)    evidence, in form and substance reasonably satisfactory to Buyer, of the transfer and sale to Buyer of the Purchased Securities, and the registration of Buyer as the record and beneficial owner of such Purchased Securities in the official books and records of the Companies;
(ii)    a certificate of the Secretary or equivalent officer of Seller certifying that (A) attached thereto are (1) true and complete copies of all Constituent Documents of the Companies and each of their respective Subsidiaries, and (2) resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (B) all such Constituent Documents and resolutions are in full force and effect; and
(iii)    such other documents, certificates, instruments and agreements as may be reasonably requested by Buyer in connection with the Closing.

(b)    Buyer Deliveries to Seller. At Closing, Buyer shall deliver or cause to be delivered to Seller:
(i)    the Closing Date Payment by wire transfer of immediately available funds to the account designated by Seller in accordance with this Agreement;
(ii)    the Promissory Note duly executed by Buyer;
(iii)    such other documents, certificates, instruments and agreements as may be reasonably requested by Seller in connection with the Transaction.
2.5 Purchase Price Adjustment.
(a)     Promptly after the Closing Date, and in any event not later than sixty (60) calendar days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a balance sheet of the Companies on a consolidated basis as of the Effective Time (the “Closing Balance Sheet”), showing Buyer’s reasonably-detailed, good faith calculation of Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”), together with applicable documentation substantiating such calculation. The Closing Date Net Working Capital shall be calculated in the same manner as Net Working Capital.
(b)     Buyer shall permit Seller and its accountants to review promptly upon request all accounting records, work papers and computations used by Buyer in the preparation of such Closing Balance Sheet and the computation of Closing Date Net Working Capital. If Seller disputes the Closing Date Net Working Capital as calculated by Buyer, not more than thirty (30) calendar days after the date Seller receives Buyer’s calculation thereof (the “Review Period”), Seller shall deliver to Buyer a notice of its objection to the Closing Balance Sheet (a “Notice of Dispute”), which shall specify those items and/or amounts in Buyer’s calculation of the Closing Date Net Working Capital as to which Seller disagrees, the basis for such disagreement and what Seller believes are, in each instance, the appropriate amounts (collectively, the “Disputed Items and Amounts”). Alternatively, the Closing Date Net Working Capital shall become final and binding upon the Parties in the event that (i) prior to the end of the Review Period, Seller accepts the Closing Date Net Working Capital by delivering written notice thereof to Buyer, or (ii) Seller fails to give the Notice of Dispute prior to the expiration of the Review Period. Buyer or Seller, as the case may be, shall within five (5) Business Days of the date upon which the Proposed Closing Date Calculations become final and binding in accordance with the provisions of the immediately preceding sentence make the payment required by Section 2.5(d).
(c)     Upon receipt of a Notice of Dispute, Buyer shall promptly consult with Seller in good faith with respect to the Disputed Items and Amounts in an effort to resolve the dispute. If any such dispute cannot be resolved by Buyer and Seller within thirty (30) calendar days (or longer, as mutually agreed by the Parties) after Buyer receives the Notice of Dispute, the Parties shall refer the dispute to the Northern California office of McGladrey LLP (the “Accounting Firm”), as an arbitrator to finally determine, as soon as practicable, and in any event within twenty (20) calendar days after such reference, all points of disagreement with respect to the calculation of the Net Working Capital. Buyer and Seller shall cooperate with each other and the Accounting Firm in connection with the matters set forth in this Section 2.5, including by furnishing such information as may be reasonably requested. Each of Buyer and Seller shall afford the other Party the reasonable and unrestricted opportunity to participate in all communications with the Accounting Firm. The Accounting Firm shall decide only the Disputed Items and Amounts, and may not assign a value to any item in dispute which is either higher or lower than the respective calculations for such item submitted by the Parties. The Accounting Firm shall apply the terms of Section 2.5 of this Agreement, and shall otherwise conduct the arbitration under such procedures as the Parties may agree or, failing such agreement, under then prevailing JAMS Comprehensive Arbitration Rules & Procedures. All determinations by the Accounting Firm shall be final, conclusive and binding with respect to the calculation of the Net Working Capital in the absence of fraud or manifest error. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.5 shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the Disputed Items and Amounts weighted in relation to the claims made by the Seller and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Buyer claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by the Seller and if the Accounting Firm ultimately resolves the dispute by awarding to the Buyer an aggregate of $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to the Seller and 70% (i.e., 700 ÷ 1,000) to the Buyer; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2.5, the other Party’s outside counsel or accounting fees.
(d)     The Purchase Price shall be adjusted as follows, based on the Net Working Capital as of the Closing Date as finally determined under this Section 2.5 (the “Final Net Working Capital”):
(i)    Seller shall pay to Buyer the amount, dollar for dollar, by which Final Net Working Capital is less than Target Net Working Capital; and
(ii)    Buyer shall pay to Seller the amount, dollar for dollar, by which Final Net Working Capital is greater than Target Net Working Capital; and
(iii)    In the event Final Net Working Capital is equal to Target Net Working Capital, no adjustment to the Purchase Price shall be made.
Any payment so required to be made by Buyer or Seller pursuant to this Section 2.5 shall be by transfer of immediately available funds not more than five (5) Business Days after final determination thereof; provided that any payment so required to be made by Seller pursuant to this Section 2.5 may be satisfied, at Buyer’s election upon written notice to Seller, by Buyer’s exercise of its Right of Offset.
2.6 Taxes.
(a)     All customs, sales, use, value-added, gross receipt, registration, stamp duty or other similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Securities as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed upon, or payable, collectible or incurred, but excluding for the avoidance of doubt any income Tax on the Purchase Price, shall be borne by the Buyer. The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary in an effort to allow the Parties to minimize all such Taxes.
(b)     Except as provided in Section 2.6(a), any Taxes with respect to the Companies or their respective Subsidiaries for any Pre-Closing Periods, including any Taxes required to be withheld and paid in connection with the payment of the Purchase Price, shall be borne by Seller, it being acknowledged and agreed that Seller shall bear no additional responsibility for Taxes to the extent such Taxes are (i) accrued or otherwise accounted for in the Final Net Working Capital, or (ii) withheld by the Buyer in accordance with the terms of this Agreement. The Buyer shall be responsible for any Taxes with respect to Companies or their respective Subsidiaries for any Post-Closing Periods. All Taxes collected by Seller from third parties prior to the Closing, including, but not limited to, sales and use Taxes and all payroll withholding Taxes, including both employee and employer portions, shall be paid by Seller to the appropriate governmental authority.
(c)     Taxes covering any Straddle Period shall be pro-rated between Seller and the Buyer based upon the number of days in the Straddle Period ending as of the Effective Time and number of days in the Straddle Period ending after the Effective Time, respectively. The portion of such Tax that relates to the portion of such Tax period ending as of the Effective Time shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Effective Time and the denominator of which is the number of days in the entire Tax period.
(d)     The Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Buyer and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver other documents as are reasonably necessary to carry out the intent of this Section 2.6(d). Any Tax audit or other Tax proceeding shall be deemed to be a third party claim subject to the procedures set forth in Section 6.4 of this Agreement.
(e)     The Buyer shall promptly pay or shall cause prompt payment to be made to Seller of all refunds of Taxes and interest thereon received by, or credited against any Tax liability of the Buyer or any Affiliate of the Buyer attributable to Taxes paid by Seller or its Affiliates with respect to any Pre-Closing Period. Seller shall promptly pay or shall cause prompt payment to be made to Buyer of all refunds of Taxes and interest thereon received by, or credited against any Tax liability of Seller or any Affiliate of the Seller attributable to Taxes paid by Buyer or its Affiliates with respect to any Post-Closing Period.
(f)     Notwithstanding any provision to the contrary in this Agreement, the Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts as the Buyer is required to deduct and withhold with respect to the payment of the Purchase Price under the Code, or under any applicable provision of state, local, or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Buyer.
2.7     Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the Transactions.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby makes the representations and warranties set forth in this Article III, each of which is true and correct as of the Closing Date, and which shall survive the Closing Date and the Transactions to the extent set forth herein.
3.1 Existence and Power.
(a) Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. Seller has the corporate power and authority to transfer the Purchased Securities.
(b)     Seller is duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Companies and their respective Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.
(c)     None of Seller, the Companies or any Subsidiary of a Company is party to, subject to or bound by any Contract, Encumbrance, Law or Constituent Document that would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) in any material respect by the execution or delivery by it of this Agreement or the performance by Seller of the Transactions, or (ii) prevent the carrying out of the Transactions. Except as set forth in Section 3.1 of the Disclosure Schedule or otherwise provided for herein, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party, is required in connection with the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of the Transactions, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to make or obtain does not have and will not have a Material Adverse Effect. The Transactions will not result in the creation of any material Encumbrance against the Purchased Securities or any of the properties, assets, or rights of the Companies or their respective Subsidiaries.
(d)     Each of Seller, the Companies and each Subsidiary of the Companies has the power and authority to own, lease and use its assets and to transact the business in which it is engaged, and holds all material authorizations, franchises, licenses and permits required therefor.

3.2     Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Seller, and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized, approved and ratified by all necessary corporate action on the part of Seller.
3.3     Tax Matters. Except as set forth in Section 3.3 of the Disclosure Schedules:
(a)     Each of Seller, and/or the Companies has prepared and duly filed (or has had prepared and filed on its behalf) with the appropriate Tax Authority all Tax Returns, required to be filed with respect to the Companies and their respective Subsidiaries and has timely paid (or has had paid on its behalf) all Taxes shown as due on such Tax Returns, including Taxes which any of Seller, the Companies or any Subsidiary of a Company is obligated to withhold;
(b) None of Seller, the Companies or any Subsidiary of a Company is currently the subject of a Tax audit or examination;
(c)     Each of Seller, the Companies and each Subsidiary of a Company, as applicable, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, and all required Tax Returns related thereto have been properly completed and timely filed;
(d)     None of Seller, the Companies or any Subsidiary of a Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect);
(e)     None of Seller, the Companies or any Subsidiary of a Company has received from any Tax Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes which has not since been satisfied by payment or been withdrawn;
(f)     None of Seller, the Companies or any Subsidiary of a Company (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than any such Tax Return of which Seller is the common parent), (ii) has any liability for Taxes of another Person under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation or sharing agreement;
(g)     None of Seller, the Companies or any Subsidiary of a Company is party to any income Tax allocation or sharing agreement;
(h)     None of Seller, the Companies or any Subsidiary of a Company is a party to or has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 6707A(c)(2) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations; and

(i)     None of Seller, the Companies or any Subsidiary of a Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Period, or (ii) any “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Law).
3.4     Litigation. Except as set forth in Section 3.4 of the Disclosure Schedules, there are no material actions, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller (in respect of the Companies), any Company or any Subsidiary of a Company. None of Seller (in respect of the Companies), any Company or any Subsidiary of a Company is subject to any order, judgment, writ, injunction or decree of any court or governmental or regulatory authority or body (excluding any such matters of general applicability or applicable to entities situated similarly to Seller rather than to them specifically).

3.5 Capitalization; Subsidiaries.
(a)    The authorized Capital Securities of Travelzoo Asia consists solely of ten thousand (10,000) ordinary shares (the “Travelzoo Asia Shares”), 10,000 shares of which are issued and outstanding, and all of which are beneficially and of record owned by Seller. The authorized Capital Securities of Travelzoo Japan consists solely of ten (10) shares (the “Travelzoo Japan Shares” and together with the Travelzoo Asia Shares, the “Shares”)), ten (10) shares of which are issued and outstanding, and all of which are beneficially and of record owned by Seller. All of the issued and outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws.
(b)     There are no outstanding Rights, equity-based compensation arrangements or commitments of any character to grant any Rights, to purchase or acquire from any Company any of its Capital Securities.
(c)     The Companies have no obligation (contingent or otherwise) to purchase or redeem any of their respective Capital Securities.
(d)     Except as set forth in Section 3.5(d) of the Disclosure Schedules, each Company does not, directly or indirectly, own any Capital Securities of, or any interest convertible into or exchangeable or exercisable for, at any time, any Capital Securities of, any Person. Section 3.5(d) of the Disclosure Schedules sets forth the name, owner and percentages of outstanding equity securities owned, directly or indirectly, by any Company, with respect to each Person of which such Company owns directly or indirectly, any Capital Securities. Except as set forth in Section 3.5(d) of the Disclosure Schedules or as set forth in its Constituent Documents, all outstanding equity securities of each Subsidiary of a Company have been duly authorized and validly issued, are free and clear of any Rights, or equity-based compensation arrangements or commitments of any character to grant any Rights, and are owned, beneficially and of record, by a Company or one if its wholly owned Subsidiaries. Except as set forth in Section 3.5(d) of the Disclosure Schedules, there are no outstanding (i) Capital Securities of any Subsidiary of any Company, or (ii) Rights to acquire from any Subsidiary of any Company, and no obligation of any Subsidiary of any Company to issue, any Capital Securities or securities convertible into or exchangeable for, at any time, Capital Securities of any Subsidiary of any Company.
3.6     Securities Ownership. Seller is the true and lawful record and beneficial owner of the Purchased Securities. All of such Purchased Securities have been duly and validly authorized and issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except as such liability may be imposed pursuant to applicable Laws, and such ownership is free and clear of all Encumbrances.

3.7     Financial Statements. The representations set forth in this Section 3.7 are made as of the date of the delivery of the Financial Statements, pursuant to Section 5.5:
(a)     Except as set forth in Section 3.7(a) of the Disclosure Schedules, the Financial Statements (i) have been prepared, at the request of Buyer, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) fairly present, in all material respects, the combined consolidated financial position of the Companies as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.
(b)    The Audited Financials have been prepared in a manner consistent with the financial statements (including any notes thereto) filed by Travelzoo with the Securities Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2014. The Audited Financials have been audited by an independent registered accounting firm in accordance with GAAP. The Unaudited Financials have been prepared in a manner consistent with the financial statements (including any notes thereto) filed by Travelzoo with the SEC on Form 10-Q for the period ended June 30, 2015. The Unaudited Financials have been reviewed by an independent registered accounting firm.
(c)    There are no liabilities or obligations of the Companies, other than liabilities or obligations (i) reflected and accrued for or reserved against in the Latest Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability resulting from a breach of contract, breach of warranty, fraud, tort, infringement, proceeding or violation of any Law), or (iii) that are executory obligations under a Material Contract (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by a Company).
3.8 Condition of Real and Personal Property.
(a)     All of the leased real property that is used in the Ordinary Course of business of the Companies and their respective Subsidiaries has been maintained in good condition in the Ordinary Course.
(b)     All tangible personal property that is used in the Ordinary Course of business of the Companies and their respective Subsidiaries has been maintained in good operating condition and repair, in the Ordinary Course.
3.9 Contracts.
(a)     Section 3.9 of the Disclosure Schedules sets forth a list (including all amendments) of all Contracts which (i) require payments by or to (or on behalf of) any Company or any Subsidiary of a Company which in excess of $50,000 during any calendar year, (ii) are Contracts relating to indebtedness, including surety bonds, performance bonds and letters of credit, (iii) are partnership, joint venture or similar agreements, (iv) are Contracts which contain non-competition provisions restricting the Companies or any Subsidiary of any Company or “most favored nations” obligations, (v) grant to the Companies, a Subsidiary of a Company or any other Person a right of first refusal, first offer or first negotiation; (vi) are Contracts pursuant to which the Companies or any Subsidiary of a Company has granted any exclusive marketing, sales representative relationship, franchising consignment or distribution right to any third party, (vii) which relate to the operation, control, ownership or management of any Subsidiary of the Companies, or (viii) which are otherwise material to the Companies (collectively the “Material Contracts”).

(b)     The terms of all Material Contracts have been complied with in all material respects by the Companies and their Subsidiaries and, to Seller’s knowledge, by the other parties to such Material Contracts. The Material Contracts are in full force and effect, and neither Company has waived any of its material rights thereunder.
(c)     No Company or any Subsidiary of a Company has given or received any written notice of any intention to terminate, repudiate or disclaim any Material Contract.
3.10     Licenses and Permits. Except as set forth in Section 3.10 of the Disclosure Schedules, to the Seller’s knowledge, each Company and all of its Subsidiaries have all governmental permits, licenses and authorizations necessary under Law for the conduct of the business of the Companies and their respective Subsidiaries as presently conducted in the Ordinary Course, and all such permits, licenses and authorizations are valid and in full force and effect in all material respects. The Companies and their respective Subsidiaries are, and at all times have been, in compliance in all material respects with the terms and requirements of all such permits, licenses and authorizations. None of the Companies or any Subsidiary of a Company has received any notice of any revocation or non-renewal of such permits, licenses and authorizations.
3.11     Compliance with Laws. Except as set forth in Section 3.11 of the Disclosure Schedules, each of Seller, the Companies and each Subsidiary of the Companies is in compliance in all material respects with all applicable Laws, rules and regulations currently in effect, in each case other than any such failure to be in compliance as would not, individually or in the aggregate, be materially adverse to any Company or any Subsidiary of a Company.
3.12 Employee and Labor Matters.
(a)     Section 3.12(a) of the Disclosure Schedules sets forth a true and complete aggregate list of employees of the Companies or any of their respective Subsidiaries as of the date hereof (collectively, the “Employees”) and such list correctly reflects the aggregate amount of the Employees’ base salary or base wage rate, target bonus or incentive opportunity, the number of exempt and nonexempt status employees (where applicable) and the number of employees that are full-time or part-time.
(b)     Section 3.12(b) of the Disclosure Schedules sets forth a true and complete list of all independent contractors, consultants, agents or other non-employees providing services to a Company or any Subsidiary of a Company as of the date hereof (collectively, the “Contractors”) which shall include any Person that received at least $50,000 in compensation in 2014 or is expected to receive at least $50,000 in 2015. The Contractors are not covered by or entitled to benefits under any Company Plan.
(c)     Seller and the Companies have complied in all material respects with applicable Law relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment, compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, information privacy and security. Neither the Companies nor any of their respective Subsidiaries is liable for the payment of any material tax, fines, penalties, or other amounts, however designated, for failure to comply with any applicable Law related to the foregoing
(d)     Except as set forth in Section 3.12 of the Disclosure Schedule, there are no controversies existing, pending or, to Seller’s knowledge, threatened by any association or union or collective bargaining representative of the Employees.
(e)     Except as set forth in Section 3.12 of the Disclosure Schedule, there is no charge or complaint relating to unfair labor practices pending against Seller, the Companies or any Subsidiary of a Company, nor is there any labor strike, work stoppage, grievance or other labor dispute pending or, to Seller’s knowledge, threatened against Seller, any Company or any Subsidiary of any Company.
3.13 Intellectual Property Matters; Privacy.
(a) Section 3.13(a) of the Disclosure Schedules contains a true and complete list of (i) each of the registrations or pending applications for registrations and (ii) other material Intellectual Property rights owned by a Company or any of its wholly-owned Subsidiaries (the “Company Owned IP Rights”). Section 3.13(a) of the Disclosure Schedules contains a true and complete list of any Contract pursuant to which a Company or any of its Subsidiaries grants or is granted a license to use any Intellectual Property rights (other than for (A) standard off-the-shelf software license agreements entered into in the Ordinary Course and (B) non-exclusive licenses granted in the Ordinary Course) (the “Company Licensed IP Rights”).
(b) The Company Licensed IP Rights and Company Owned IP Rights together constitute all the Intellectual Property necessary to, and used or held for use in, the conduct of the business of the Companies as currently conducted. The consummation of Transactions will not alter, encumber, impair or extinguish any of the Company Owned IP Rights or the Company Licensed IP Rights.
(c) To the Seller’s knowledge, none of the Companies nor any Subsidiary of a Company has infringed, misappropriated or otherwise violated any valid and enforceable and subsisting Intellectual Property right of any third Person. There is no claim, action, suit or proceeding pending against, or, to the Seller’s knowledge, threatened against a Company or any of its Subsidiaries, (i) challenging or seeking to deny or restrict, the rights of such Company in any of the Company Owned IP Rights or the Company Licensed IP Rights, (ii) alleging that the use of the Company Owned IP rights or the Company Licensed IP Rights or any services provided by a Company or any Subsidiary of a Company may misappropriate, infringe or otherwise violate any Intellectual Property right of any third Person or (iii) alleging that a Company or any Subsidiary of a Company has infringed, misappropriated or otherwise violated any Intellectual Property right of any third Person.
(d) Each of the Companies owns all right, title and interest in and to all of their respective Company Owned IP Rights, and has a valid and enforceable contract right to use the Company Licensed IP Rights, free and clear of any Encumbrance other than Permitted Encumbrances. Each of the Companies has taken all commercially reasonable actions necessary to maintain and protect the Company Owned IP Rights and their respective rights in the Company Licensed IP Rights, including payment of applicable maintenance fees and filing of applicable statements of use.
(e) To the Seller’s knowledge, no Person has infringed, misappropriated or otherwise violated any Company Owned IP Rights or Company Licensed IP Rights; provided that for purposes of this Section 3.13(e) “Seller’s knowledge” shall include only the actual knowledge such individual, without regard to the knowledge such individual would reasonably be expected to obtain in the course of diligently performing his duties for the Companies.
(f)     Seller, the Companies and their respective Subsidiaries currently have in place, and have had in place at all times since January 1, 2010, a privacy policy (the “Privacy Policy”), which Privacy Policy is substantially similar in all material respects to the privacy policy in effect for Travelzoo. Seller, the Companies and their respective Subsidiaries are, and all times since January 1, 2010 have been, in compliance in all material respects with the Privacy Policy.
(g)     The Companies and their Subsidiaries post all policies with respect to the foregoing on their respective websites in conformance with Privacy Laws.  None of Seller, the Companies or their respective Subsidiaries use, collect or receive any Personal Information or sensitive non-personally identifiable information and or become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information, except in accordance with their respective privacy policies.
(h) To the Seller’s knowledge, there have been no security breaches relating to, or material violations of any security policy or Privacy Law regarding, or any unauthorized access of, any data or information used by Seller, the Companies or any of their respective Subsidiaries, including Personal Information.

3.14 Employee Benefit Plans.
(a)     Section 3.14(a) of the Disclosure Schedules contains a true, correct and complete list of each Employee Benefit Plan that is sponsored, maintained or contributed to by Seller, a Company or any Subsidiary of a Company for the current or future benefit of any Employee or for which Seller, a Company or any Subsidiary of a Company has any direct or indirect liability (each, a “Company Plan”). With respect to each Company Plan, Seller has made available to Buyer, to the extent applicable: (i) all documents embodying or governing any Company Plan, any funding mechanism for any Company Plan (including, without limitation, trust agreements and insurance policies); and (ii) the summary plan description of the Company Plan (or any other descriptions provided to participants and/or beneficiaries of such Company Plan).
(b)     Each Company Plan has been maintained in material compliance with its terms and applicable Law. No Company Plan provides for post employment life or health insurance benefits for any Employee or any beneficiary or dependent of any Employee.
(c)     With respect to each Company Plan, all contributions have been made in full or, with respect to payments not due and to the extent required by GAAP, proper accruals for such contributions have been made and are reflected in the accounting records of the Companies or their Subsidiaries, other than any failure that could not reasonably be expected to subject the Companies to any material liability.
(d)     Except as set forth on the Latest Balance Sheet, or otherwise reflected in the Closing Balance Sheet, there are no unpaid employment-related liabilities incurred or accrued prior to the Closing with respect to Employees and other employees or former employees of the Business, including without limitation any liabilities in connection with all salaries, wages, bonuses, earned and unpaid vacation leave, business expenses, retirement allowance and other reimbursements, termination pay, wrongful dismissal claims, employment insurance premiums, workers’ compensation payments, income tax and applicable pension plan deductions and other payments to be made to or on behalf of such individuals or otherwise.
(e)     Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will, except as expressly provided in this Agreement, (i) entitle any Employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Plan.
3.15 Intentionally Omitted.
3.16     Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all insurance policies pursuant to which Seller or the Companies seek to limit, or transfer to a third party, financial or other risk, owned or held by the Companies or any of their respective Subsidiaries or assets (collectively, the “Insurance Policies”). For each such policy, Section 3.16 of the Disclosure Schedules provides a brief summary of the coverage and terms of each such policy, including (i) the date thereof; (ii) the name of the insurer and the owner of the policy; (iii) the premiums (or similar consideration) paid therefor for each contract/calendar year for the relevant policy since January 1, 2014; and (iv) the expiration date. All premiums payable into each such policy have been duly paid and each such insurance policy is in full force and effect. Except as set forth in Section 3.16 of the Disclosure Schedules, there is no claim pending under any of such insurance policies and no such claim made since January 1, 2012 has been denied or, in the case of any pending claim, questioned or disputed. Neither Seller nor any Company has received any written notice of cancellation of any of such insurance policies.
3.17     Transactions with Affiliates. Section 3.17 of the Disclosure Schedules sets forth all contracts or arrangements between Seller, any Company or any Subsidiary of a Company, on the one hand, and any of their respective Affiliates (excluding for these purposes Travelzoo), on the other hand, that will not be terminated effective as of the Closing Date. Except as disclosed in Section 3.17 of the Disclosure Schedules, and except for any relationships with Travelzoo, none of Seller, the Companies or their respective Affiliates, directors or executive officers (i) possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person (other than any Company) which is a material client, supplier, customer, lessor, lessee or competitor of any Company or (ii) owns any property right, tangible or intangible, which is used by a Company in the conduct of its business.
3.18     Brokers. No finder, broker, agent, or other intermediary acting on behalf of Seller or the Companies is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the Transactions.
3.19     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Seller makes no other express or implied representation or warranty on behalf of Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer makes the representations and warranties set forth in this Article IV, each of which is true and correct as of the Closing Date, and which shall survive the Closing Date and the Transactions to the extent set forth herein.
4.1 Existence and Power.
(a)     The Buyer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the Transactions.
(b)     The Buyer is duly incorporated, validly existing and in good standing under the Laws of the United Kingdom.
(c)     The Buyer is not a party to, subject to or bound by any Contract, Encumbrance, Law or Constituent Document that would prevent Buyer from performing its obligations hereunder or consummating the Transactions. Except as set forth in Section 4.1 of the Disclosure Schedules or otherwise provided for herein, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by the Buyer or the consummation by the Buyer of the Transactions, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain does not have and will not have a material adverse effect on Buyer’s ability to perform its obligations hereunder or consummate the Transactions.
4.2     Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized, approved and ratified by all necessary action on the part of the Buyer. The Buyer has full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions.
4.3     Brokers. No finder, broker, agent, or other intermediary acting on behalf of the Buyer is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the Transactions.
4.4     Litigation. There are no actions, suits, proceedings, orders or investigations pending or threatened against the Buyer or any of the Buyer’s Affiliates, at Law or in equity, which if adversely determined would have a material adverse effect on the Buyer’s performance under this Agreement or the consummation of the Transactions. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to the Buyer which would have a material adverse effect on the Buyer’s performance under this Agreement or the consummation of the Transactions.
4.5     No Knowledge of Breach of Seller Representation. As of the Closing, Buyer has no knowledge of any current, material breach by Seller of Seller’s representations or warranties contained in this Agreement or any other agreements contemplated hereby.
4.6     No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Buyer, nor any other Person, makes any other express or implied representation or warranty on behalf of the Buyer.
ARTICLE V
ADDITIONAL COVENANTS OF THE PARTIES
5.1     Books and Records. From and after the Closing, the Buyer shall provide Seller and its Affiliates and their representatives with reasonable access, subject to customary restrictions and confidentiality obligations, for any reasonable purpose, during normal business hours, including but not limited to (a) preparing Tax Returns or (b) defending any claim in respect of which a Notice of Claim has been served on Seller by a third party other than Buyer and its Affiliates, to all books and records related to the Companies, including, but not limited to, accounting and Tax records (“Records”) pertaining or relating to the period prior to the Effective Time. Unless otherwise consented to in writing by Seller, the Buyer shall not, for a period of seven (7) years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to Seller such Records.
5.2 Confidentiality; Announcements.
(a)    Following the Closing, Seller shall maintain, and shall cause its Affiliates to maintain, in confidence any information it or they may have in relation to the Companies, and such information shall not be disclosed or used by Seller or its Affiliates without the Buyer’s prior written consent, unless such information is (i) otherwise publicly available (except as a result of a breach hereof by Seller or its Affiliates), (ii) required to be disclosed pursuant to judicial order, regulation or Law or (iii) required to be disclosed by the rules of the NASDAQ Global Select Market. In the event that Seller or any of its Affiliates or representatives become legally compelled to disclose any such information or documents as referred to in this paragraph, Seller shall, to the extent reasonably practicable, provide the Buyer with prompt written notice before such disclosure, sufficient to enable the Buyer either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 5.2.
(b)    None of the Parties nor any of their respective representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of Buyer and Seller, as the case may be. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or rule of a stock exchange; provided that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other Parties concerning the timing and content of such press release or public announcement before the same is made.
5.3 Advertiser and Subscriber Information.
(a)    As promptly as reasonably practicable following the Closing, Seller shall make available, and shall cause its Affiliates to make available, to Buyer information relating to advertisers, subscribers and Web site visitors pertaining to the Companies and their respective Subsidiaries (“Client Information”) to the extent permitted by applicable Laws. Seller or its Affiliates may withhold any Client Information to the extent it reasonably believes (based on the opinion of legal counsel) that providing such could violate applicable Law or the terms of any agreement to which Seller or any of its Affiliates is a party. Seller represents and warrants that it is not currently aware of any Laws or agreements which would prevent Seller from providing such Client Information.
(b)    Buyer shall not use any Client Information in any way that could violate the privacy policies of Seller or its Affiliates as in effect as of the Closing Date. Buyer further agrees to comply with all applicable data protection and privacy Laws in connection with the use of such Client Information.
5.4     Cooperation; Further Assurances. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the Transactions.
5.5 Financial Statements.
(a)     On or prior to September 10, 2015, Seller shall deliver to Buyer true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
(i)    the audited combined consolidated balance sheet of the Companies for the two (2) years ended as of December 31, 2014 and 2013, and the related audited statements of operations, statements of comprehensive income (loss), cash flows and stockholders’ equity for each fiscal year of the Companies then ended, as well as for the fiscal year ended December 31, 2012 (collectively, the “Audited Financials”);
(ii)    the (A) unaudited combined consolidated balance sheet of the Companies as of the two (2) years ended December 31, 2012 and 2011 (the “Unaudited Annual Balance Sheets”), (B) unaudited, combined consolidated state of comprehensive income (loss) for the year ended December 31, 2011 (the “Unaudited Income Statement”), (C) unaudited combined consolidated balance sheet of the Companies as of March 30, 2014, June 30, 2014, September 30, 2014, March 30, 2015 (the “Historic Quarterly Financials”), and June 30, 2015 (the “Latest Balance Sheet”) and (D) the unaudited consolidated statements of operations, statements of comprehensive income (loss), and cash flows for each period ended as of March 30, 2014, June 30, 2014, September 30, 2014, March 30, 2015 and June 30, 2015, together with related notes (collectively, with the Unaudited Balance Sheets, the Unaudited Income Statement and the Historic Quarterly Financials, the “Primary Unaudited Financials”); and
(iii)    the unaudited combined consolidated statement of income for the Companies for the three (3) months ended December 31, 2014 and related notes (together with the Primary Unaudited Financials, the “Unaudited Financials”).
(b)     The Financial Statements shall be in form and substance consistent in all material respects with the financial statements set forth on Section 5.5 of the Disclosure Schedules.

5.6     Termination of Certain Agreements Seller agrees that at the Closing any agreements listed in Section 5.6 of the Disclosure Schedules shall have been terminated, cancelled, settled or otherwise made inoperative without any further action by the parties thereto without any further obligations under such agreements. The Parties acknowledge and agree that on and after the Closing Date, the Companies shall no longer have any rights or obligations or otherwise be able to benefit from those agreements set forth in Section 5.6(i) of the Disclosure Schedules (such agreements, the “Terminated Contracts“). Without limitation to the foregoing, with respect to agreements entered into on or prior to the Closing Date between Seller, a Company or any Subsidiary of a Company, on the one hand, and any of their respective Affiliates, on the other hand, Seller shall (i) terminate or cause to be terminated, (ii) eliminate and procure the release of all liabilities and (iii) terminate all rights of the Companies under such agreements to intercompany accounts payable and accounts receivable without any further action by the parties thereto or any further liability, penalty or cost of the Companies, Buyer or any of their respective Affiliates. Notwithstanding the foregoing, the arrangements set forth in Section 5.6(ii) of the Disclosure Schedules shall survive the Closing in accordance with their terms, and Buyer hereby agrees to assume and satisfy the obligations of Seller pursuant to such arrangements in accordance with their terms.
5.7 Non-Competition; Non-Solicitation.
(a)     Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, other than indirectly through such Person’s investment in Travelzoo, (i) engage in or assist others in engaging in the Restricted Business in the Territory; or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; in each case, for a period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (such period, the “Restricted Period”). Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.
(b)     During the Restricted Period, Seller shall not, and shall not permit any its Affiliates to, directly or indirectly, hire or solicit any employee of the Companies or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.7 shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Companies, or (ii) after one (1) year from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)     During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, business partners or customers of the Companies or potential clients, business partners or customers of the Companies for purposes of diverting their business or services from the Companies.
(d)     Seller acknowledges that a breach or threatened breach of this Section 5.7 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)     Seller acknowledges that the restrictions contained in this Section 5.7 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 5.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
ARTICLE VI
INDEMNIFICATION
6.1     Indemnification by Seller. Subject to the limitations set forth in this Article VI, Seller shall indemnify and hold harmless the Buyer, and its current and former officers, directors, managers, members, employees, agents and Affiliates, including officers and directors of any Affiliate of Buyer (collectively, the “Buyer Parties”) against and in respect of any and all Losses arising from:
(a)     any breach or violation of the covenants or other agreements made by Seller, the Companies or any of their respective Affiliates in Articles II, V, VI, or VII; or
(b)     any breach of any of the representations and warranties made in Article III by Seller.
6.2     Indemnification by Buyer. The Buyer shall indemnify and hold harmless Seller and its current and former officers, directors, managers, members, employees, agents and Affiliates, including officers and directors of any Affiliate of Seller (collectively, the “Seller Parties”) against and in respect of any and all Losses arising from:
(a)     any breach or violation of the covenants or other agreements made by the Buyer or any of its Affiliates in Articles II, V, VI, or VII; or
(b)     any breach of any of the representations or warranties made in Article IV by the Buyer.
6.3     Notice and Payment of Losses. Upon obtaining knowledge of any Loss, the Party entitled to indemnification (the “Injured Party”) shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of such Losses which the Injured Party has determined have given or could give rise to a claim under Sections 6.1 or 6.2 (such written notice being hereinafter referred to as a “Notice of Claim”); provided, however, that failure of an Injured Party timely to give a Notice of Claim to the Indemnifying Party shall not release the Indemnifying Party from its indemnity obligations set forth in this Article VI except and to the extent that such failure materially adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, in which event the amount of indemnification which the Injured Party shall be entitled to receive shall be reduced to an amount which the Injured Party would have been entitled to receive had such Notice of Claim been timely given. The Injured Party shall not make any admission of liability, agreement or compromise with any Person in relation to a Loss without prior consultation with the Indemnifying Party. A Notice of Claim shall specify in reasonable detail, to the extent known by the Injured Party, the nature and, to the extent reasonably calculable, estimated amount of any such claim giving rise to a right of indemnification. The Indemnifying Party shall satisfy its obligations under Sections 6.1 or 6.2, as the case may be, within sixty (60) Business Days of its receipt of a Notice of Claim; provided, however, that for so long as the Indemnifying Party is disputing its liability or defending a third-party claim in good faith pursuant to Section 6.4, its obligations to indemnify the Injured Party with respect thereto shall be suspended until a final unappealable judgment of a court of competent jurisdiction is given in relation to such claim. The Indemnifying Party shall have thirty (30) Business Days (or such shorter period of time that the Injured Party may be required to respond to any suit or governmental action) after receipt of a Notice of Claim to notify the Injured Party (a) whether or not it disputes its liability to the Injured Party with respect to such Notice of Claim and (b) whether it elects to defend a third party claim pursuant to Section 6.4.
6.4     Defense of Third-Party Claims. With respect to any action or any claim set forth in a Notice of Claim relating to a third-party claim, the Indemnifying Party may defend, in good faith and at its expense, any such claim or demand, and the Injured Party, at its expense, shall have the right, but not the obligation, to participate (but not control) at its expense in the defense of any such third-party claim; provided, that the Indemnifying Party shall not be entitled to assume the defense of a third-party claim to the extent that the Injured Party reasonably determines that it has defenses, claims or positions that are in conflict with, or otherwise unique, separate or distinct from the defenses, claims or positions that might be available to other Persons relating to such third-party claim, in which case the Injured Party shall have the right to elect to be represented by separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Injured Party, with such defense of such third-party claim and the costs and expenses of such separate counsel to be borne by the Indemnifying Party. So long as the Indemnifying Party assumes and thereafter diligently defends any such third-party claim, the Injured Party shall not settle or compromise such third-party claim without the consent of the Indemnifying Party. The Indemnifying Party may only settle or compromise such third-party claim without the consent of the Injured Party if such settlement or compromise (i) is solely for monetary damages with no admission of fault on the part of the Injured Party, and (ii) the Indemnifying Party has secured a written unconditional release of the Injured Party. The Injured Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for use in contesting any third-party claim. The Injured Party shall cooperate fully with the Indemnifying Party in the defense of all such claims. If the Indemnifying Party elects not to defend any such third-party claims, or elects to defend such claims but thereafter fails to diligently pursue such defense, the Injured Party shall have no obligation to do so, but may defend, settle or compromise any such third-party claim at the risk and expense of the Indemnifying Party. The Indemnifying Party will not, however, be responsible for any Losses if and to the extent that they arise from action taken or omitted to be taken by the Injured Party in bad faith, fraudulently, negligently or as a result of a breach of this Agreement by the Injured Party.
6.5 Survival of Representations and Warranties.

(a)     Except as specifically set forth in this Section 6.5, the representations and warranties made by any Party in Article III and Article IV shall survive for a period of twelve (12) months following the Closing Date and thereafter to the extent a Notice of Claim is made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such Notice of Claim.
(b)     The representations and warranties of the Parties set forth in Sections 3.3 (Tax Matters), 3.12 (Employee and Labor Maters), and 3.14 (Employee Benefit Plans) shall survive until sixty (60) days following expiration of the applicable statute of limitations.
(c)     The representations and warranties of the Seller set forth in Sections 3.1 (Existence and Power), 3.2 (Valid and Enforceable Agreement; Authorization), 3.6 (Securities Ownership), and 3.18 (Brokers), and the representations and warranties of the Buyer set forth in Sections 4.1 (Existence and Power), 4.2 (Valid and Enforceable Agreement; Authorization), and 4.3 (Brokers) (collectively, the “Fundamental Representations”), shall survive the Closing Date indefinitely.
(d)     No party shall be entitled to indemnification for breach of any representation and warranty set forth in Article III or Article IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.
6.6 Limitation on Indemnification.
(a)     The provisions for indemnity under Sections 6.1(b) and 6.2(b) in respect of breaches of representations and warranties, as the case may be, shall be effective only when the aggregate amount of all Losses for which indemnification is sought from Seller or the Buyer under Sections 6.1(b) and 6.2(b) in respect of breaches of representations and warranties, respectively, exceeds One Hundred Fifty Thousand dollars ($150,000) (the “Indemnity Basket”), in which event the Indemnifying Party shall be liable for all Losses in excess of such amount.
(b)     The indemnification obligations of Seller or the Buyer pursuant to Sections 6.1(b) and 6.2(b) in respect of breaches of representations and warranties, as the case may be, shall be effective only until the aggregate dollar amount paid by the Indemnifying Party in respect of all Losses indemnified against under such Sections, equals Five Million One Hundred Thirty Thousand dollars ($5,130,000) (the “Indemnity Cap”).
(c)     Notwithstanding the foregoing, the limitations of Sections 6.6(a) and 6.6(b) shall not apply to any Losses arising (i) under Sections 6.1(a) or 6.2(a) in respect of the breach of any covenant or agreement, (ii) out of a breach of Section 3.14(d), (iii) out of the breach of any Fundamental Representation, or (iv) from the fraud or intentional misrepresentation of a party.
(d)     All indemnification obligations shall be paid in U.S. dollars in the United States.
(e)     If Seller pays to any Buyer Parties an amount in respect of any claim under this Agreement and the Buyer subsequently recovers from a third party (including an insurer) a sum which is related to that claim, the Buyer shall promptly repay to Seller so much of the amount paid by Seller as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by the Buyer Parties in obtaining that payment and in recovering that sum from the third party.
(f)     Seller shall not be liable for any breach or non-fulfillment of any of the representations or warranties contained herein, if and to the extent that the Loss occasioned thereby has been recovered under the same or any other representation or warranty contained herein.
(g)     Nothing shall diminish the Buyer’s common law obligation to mitigate its loss in a commercially reasonable manner.
(h)     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, OTHER THAN (i) CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (X) AWARDED TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM OR (Y) IN CONNECTION WITH CLAIMS OF FRAUD OR WILLFUL OR INTENTIONAL MISREPRESENTATION OR (ii) CONSEQUENTIAL OR SPECIAL DAMAGES THAT WERE REASONABLY FORESEEABLE ON THE DATE HEREOF OR ON THE CLOSING DATE AND ARE A DIRECT CONSEQUENCE OF OR DIRECT RESULT OF, OR DIRECTLY ARISE FROM, A BREACH OF THIS AGREEMENT.
6.7     Payments. Any Losses that any Buyer Parties are entitled to recover pursuant to Section 6.1 may be satisfied, at Buyer Parties’ election upon written notice to Seller, by (a) Buyer’s exercise of its Right of Offset, or (b) Seller by wire transfer of immediately available funds to an account designated in writing by such Buyer Parties (the “Payment Option”). Any Losses that any Seller Parties are entitled to recover pursuant to Section 6.2 shall be satisfied by Buyer, by wire transfer of immediately available funds to an account designated in writing by such Seller Parties. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such adjudication by wire transfer of immediately available funds (with the understanding that if Seller Parties are the Indemnifying Party, payment by wire transfer shall only be required if Buyer Parties elect the Payment Option). The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final adjudication to but excluding the date such payment has been made at a rate per annum equal to seven percent (7%) (with the understanding that if Seller Parties are the Indemnifying Party, payment shall only be required if Buyer Parties elect the Payment Option). Such interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed, without compounding.
6.8     Right of Offset; Escrow. Buyer shall have the right to offset from the Promissory Note (the “Right of Offset”) the amount of payments owing to Buyer Parties pursuant to Section 2.5 and/or Section 6.7 (subject to the limitations set forth in Section 6.6), and any such offset shall be deemed to satisfy Seller’s obligations with respect to any such payments. In addition to and not in limitation of the foregoing, in the event Buyer proposes to fully satisfy its obligations pursuant to and in accordance with the Promissory Note at any time prior to the twelve month anniversary of the Closing, Buyer and Seller hereby agree that Buyer may, in lieu of payment of any principal and interest payable to Seller in such satisfaction, deposit an amount equal to or less than the difference between (i) the Indemnity Cap, minus (ii) any amount previously paid or set off in respect of Seller’s indemnification obligations pursuant to this Article VI into an escrow account to be maintained by Buyer’s counsel, pursuant to an escrow agreement substantially in the form attached as Exhibit C hereto (the “Escrow Agreement”), for a period not to exceed the twelve month anniversary of the Closing Date; provided, however, that in the event and to the extent any Notice(s) of Claim are delivered prior to the twelve month anniversary of the Closing Date, an amount adequate to satisfy such Notice(s) of Claim shall be held in escrow beyond the twelve month anniversary of the Closing Date in accordance with the terms of the Escrow Agreement.
6.9     Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.
6.10     Exclusive Remedy. In the absence of fraud or intentional misrepresentation, and except for obtaining equitable remedies, the indemnification provisions set forth in this Article VI shall provide the exclusive remedy for breaches of any covenant, agreement, representation or warranty set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement.
ARTICLE VII
MISCELLANEOUS PROVISIONS
7.1     Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon (i) in the case of personal delivery or delivery by electronic mail or facsimile, on the date of such delivery, (ii) in the case of nationally recognized overnight courier, on the next Business Day following dispatch and (iii) in the case of mailing, on the third (3rd) Business Day following such mailing if sent by certified mail, return receipt requested, postage prepaid. All such notices, requests, demands and other communications shall be addressed at the address or facsimile number shown in this Section 7.1 for, or such other address or facsimile number as may be designated in writing hereafter by, such Party:
If to Seller:
c/o Intertrust
190 Elgin Avenue, George Town,
Grand Cayman KY1-9005,
Cayman Islands

With a copy simultaneously by like means to (which copy shall not constitute notice):
Armstrong Teasdale LLP
7700 Forsyth Boulevard
Suite 1800
St. Louis, MO 63105
Attention: Michael Jefferies
Email: mjefferies@armstrongteasdale.com

If to Buyer:
Travelzoo Inc.
590 Madison Avenue, 37th Floor
New York, New York 10022
Attention: Glen Ceremony and Rachel Barnett
Email: gceremony@travelzoo.com
rbarnett@travelzoo.com

With a copy simultaneously by like means to (which copy shall not constitute notice):
Zukerman Gore Brandeis & Crossman, LLP
11 Times Square, 15th Floor
New York, New York 10036
Telephone: (212) 223-6700
Fax: (212) 223-6433
Attention: Clifford A. Brandeis
Email: cbrandeis@zukermangore.com

7.2 Entire Agreement. This Agreement, together with the Promissory Note and the Disclosure Schedules and Exhibits hereto, embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.
7.3     Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.
7.4 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the Parties hereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that Buyer shall have the right to designate a subsidiary entity to act as the Buyer hereunder, and Buyer shall have the right to transfer and assign its rights hereunder to any entity which is controlled by the Buyer or by the Affiliates of the Buyer. No such assignment shall relieve the Buyer of any liability or obligation hereunder.
7.5     Expenses. Except as otherwise specifically set forth herein, all fees and expenses incurred in connection with the Transactions, this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
7.6     Counterparts. This Agreement may be executed in one or more original, facsimile or electronic (i.e. PDF, or portable document format) counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
7.7     Headings; Interpretation. The table of contents, article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days”, unless otherwise indicated, are to consecutive calendar days. Whenever the words “include,” “includes,” “including” or words of similar import are used in this Agreement, they shall be deemed followed by the words “without limitation.” Whenever the context requires in this Agreement, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural, and vice versa. Whenever this Agreement shall require a Party to take an action, such requirement shall be deemed an undertaking by such Party to cause it, and to use its commercially reasonable efforts to cause its other Affiliates, to take appropriate action in connection therewith. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. All references to “$” or “dollars” mean the lawful currency of the United States of America. References to a “corporation” or “company” shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.
7.8     Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive Laws of the State of New York applicable to contracts executed and performed entirely within the state, without reference to its choice of law rules.
7.9     Arbitration. In the event of any dispute hereunder, the parties shall use their reasonable efforts to resolve such dispute through discussions by their authorized representatives. Any dispute which is not so resolved within 15 calendar days after the start of such discussions (or such longer period as may be mutually agreed) shall be resolved by arbitration by JAMS (“JAMS”). The arbitration proceedings, including the rendering of an award, shall take place in the Borough of

Manhattan, New York, New York. The arbitration panel shall consist of three persons, one chosen by each of the Buyer and the Seller, and the third chosen by such two arbitrators. If the first two arbitrators are unable to agree on the third arbitrator, the third arbitrator shall be appointed by JAMS. If either Party does not select an arbitrator within 10 days after a request for arbitration hereunder, the arbitrator chosen by the other Party shall act as the sole arbitrator. The arbitration proceedings shall be conducted in accordance with the in accordance the JAMS Comprehensive Arbitration Rules & Procedures. The award of such arbitral tribunal shall be final. Judgment upon such award may be entered by the prevailing Party in any court having jurisdiction. The award of the arbitral tribunal may be alternatively or cumulatively for monetary damages. The arbitral tribunal may issue interim awards and order any provisional measures which should be taken to preserve the respective rights of a Party. The arbitral tribunal shall charge all costs and expenses of the arbitration, including the fees and expenses of the arbitral tribunal and any experts, to the nonprevailing Party; provided that if the tribunal determines that there is not a prevailing Party, such costs and expenses shall be allocated between the parties as the arbitral tribunal deems fair and reasonable taking into account the extent to which parties’ relative positions have prevailed.
7.10 Disclosure Generally. If and to the extent any information required to be furnished in any Disclosure Schedule is contained in this Agreement or in any other Disclosure Schedule, such information shall be deemed to be included in all of the Disclosure Schedules in which the information would otherwise be required to be included to the extent the relationship of such information to such other Disclosure Schedule is reasonably apparent on the face of the applicable disclosure. The inclusion of any information in any Disclosure Schedule shall not be deemed to be an admission or acknowledgment that such information is material or outside the Ordinary Course.
7.11 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, any right to any benefits hereunder, and no such party shall be entitled to sue either Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state or federal or foreign securities Laws.
[Signatures on following page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

TRAVELZOO (EUROPE) LIMITED

By:    /s/ Richard Singer
Name: Richard Singer
Title: Managing Director, Europe

TRAVELZOO (ASIA PACIFIC) INC.

By:    /s/ Ralph Bartel
Name: Ralph Bartel
Title: Director